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                                                                    EXHIBIT 12.1

                        IDEC PHARMACEUTICALS CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)
                         (in thousands, except ratios)


                                                                                                                 Six Months
                                                                  Years Ended December 31,                      Ended June 30,
                                                  -------------------------------------------------------    ------------------
                                                    1994        1995        1996        1997        1998       1998       1999
                                                  -------     -------     -------     -------     -------    -------    -------
Pre-tax income (loss) from operations             (18,031)    (17,292)     (5,651)    (15,424)     21,900     14,130     25,951

Fixed charges:
  Interest expense and amortization of
   original issue discount on all indebtedness        471       2,278       2,697         917         630        364      2,629
  Preferred stock dividends                             -           -           -         696           -          -          -
  Interest included in rent expense                   461         465         483         557         600        290        322
                                                  -------     -------     -------     -------     -------    -------    -------
    Total fixed charges                               932       2,743       3,180       2,170       1,230        654      2,951

Earnings (loss) before income taxes and fixed
  charges                                         (17,099)    (14,549)     (2,471)    (13,254)     23,130     14,784     28,902
                                                  =======     =======     =======      ======     =======    =======    =======

Ratio of earnings to fixed charges                    n/a         n/a         n/a         n/a        18.8       22.6        9.8


(1) The ratio of earnings to fixed charges was computed by dividing earnings (income from continuing operations before income taxes, adjusted for fixed charges) by fixed charges for the periods indicated. Fixed charges include (i) interest expense and amortization of original issue discount on all indebtedness, (ii) preferred stock dividends and (iii) a reasonable approximation of the interest factor deemed to be included in rental expense. Earnings were not sufficient to cover fixed charges for the years ended December 31, 1994, 1995, 1996 and 1997.